                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               DETREX CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                               DETREX CORPORATION
                           24901 NORTHWESTERN HIGHWAY
                                   SUITE 500
                           SOUTHFIELD, MICHIGAN 48075

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 24, 1997

     PLEASE TAKE NOTICE that the annual meeting of shareholders of DETREX CORPORATION will be held on Thursday, the 24th day of April, 1997 at 11:00 a.m., local time, at the Radisson Plaza Hotel, 1500 Town Center, Southfield, Michigan, for the purposes of considering and acting upon the following:

     (1) the election of three directors; and

     (2) the transaction of such other business as may properly come before the meeting and any adjournments or postponements of the meeting.

     The Board of Directors knows of no other business which will be presented to the shareholders at this meeting.

     The Board of Directors has fixed February 28, 1997 as the record date for the determination of the shareholders entitled to receive notice of and to vote at the annual meeting of shareholders and any adjournments or postponements of the meeting.

     It is important that proxies be returned promptly. Therefore, shareholders who do not expect to attend the meeting in person are requested to vote, sign, date and return the enclosed proxy, which is solicited by the Board of Directors, in the enclosed prepaid envelope.

                                          By Order of the Board of Directors

                                          ROBERT M. CURRIE
                                          Secretary

Dated: March 18, 1997

                               DETREX CORPORATION
                           24901 NORTHWESTERN HIGHWAY
                                   SUITE 500
                           SOUTHFIELD, MICHIGAN 48075

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

     The Board of Directors of DETREX CORPORATION (the "Corporation" or "Detrex") requests all shareholders who do not expect to be present at the annual meeting to be held April 24, 1997 (the "Annual Meeting"), and who wish their stock to be voted upon the business to be transacted there, to vote, sign, date and return the enclosed form of proxy. At any time before it is voted, each granted proxy may be revoked by the shareholder by a later-dated proxy, by written revocation addressed to the Secretary of the Corporation at the address listed below, or by voting by ballot at the Annual Meeting. The cost of solicitation is being borne by the Corporation. This solicitation is made by and on behalf of the Board of Directors of the Corporation. Proxies received by the Board of Directors from shareholders will be voted at the Annual Meeting in the manner specified or, if not specified, as determined by the proxies. It is anticipated that this Proxy Statement and the enclosed Proxy will be mailed to the shareholders of the Corporation on or about March 18, 1997. The Corporation's principal offices are located at 24901 Northwestern Highway, Suite 500, Southfield, Michigan 48075.

     Only shareholders of record at the close of business on February 28, 1997 are entitled to vote at the Annual Meeting. As of that date, there were 1,583,414 shares of common stock, $2 par value per share ("Common Stock"), outstanding and entitled to vote. They were the only outstanding shares of the Corporation. Every holder of outstanding shares of Common Stock entitled to be voted at the Annual Meeting is entitled to one vote for each share held.

     Presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Assuming a quorum is present, directors are elected by a plurality vote of all votes cast. In accordance with applicable law, abstentions and broker non-votes will not have the effect of votes in opposition to a director nominee.

                             ELECTION OF DIRECTORS

     The Articles of Incorporation of the Corporation provide for the classification of directors into three classes as nearly equal in number as possible, with three-year terms expiring on successive annual meeting dates. The Corporation's By-Laws currently provide that the Board of Directors shall consist of not less than eight nor more than twelve persons as shall be fixed from time to time by the Board.

     At the Annual Meeting three Directors of the Second Class will be elected to serve for a term of three years and until their successors have been elected and have qualified. The terms of the three present Directors of the Second Class, Robert A. Emmett, III, Benjamin W. McCleary and Arbie R. Thalacker, expire at the Annual Meeting. Messrs. Emmett, McCleary and Thalacker have served as Directors of Detrex Corporation since 1984, 1990 and 1980, respectively.

     It is the intention of the persons named in the accompanying form of proxy to vote such proxies for the nominees named below. The Board of Directors has no reason to believe that any nominee will be unable to serve. In the event that any nominee should not be available, the persons named in the proxy will vote for the election of such substitute nominee as may be selected by the Board of Directors of the Corporation.

                  NOMINEES for Directors of the Second Class:

                             Robert A. Emmett, III
                              Benjamin W. McCleary
                               Arbie R. Thalacker

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS OF THE SECOND CLASS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 7, 1997, the amount of Common Stock beneficially owned by each director and nominee for director, each executive officer named in the Summary Compensation Table, all directors, nominees for director and executive officers as a group and certain other beneficial owners:

                                                                TOTAL SHARES               PERCENT OF
                           NAME                             BENEFICIALLY OWNED(1)            CLASS
                           ----                             ---------------------          ----------
John D. Withrow...........................................           7,000(2)                 *
Bruce W. Cox..............................................          66,290(2)                 4.2%
John F. Mangold...........................................           6,600(2)                 *
William C. King...........................................          11,000(2)(3)              *
Robert A. Emmett, III.....................................          37,816(2)(4)(5)           2.4%
Benjamin W. McCleary......................................           6,500(2)                 *
Arbie R. Thalacker........................................          35,500(2)(4)              2.2%
Thomas E. Mark............................................          39,200(2)(6)              2.5%
Gerald J. Israel..........................................           8,000(2)                 *
Robert M. Currie..........................................           3,000(2)                 *
All Executive Officers, Directors and Nominees
  for Director as a Group.................................         220,906(2)                 14.0%
Summit Capital Management, LLC............................         235,950(7)                 14.9%
  601 Union Street, Suite 3900
  Seattle, Washington 98101

-------------------------
 *  Represents less than 1% of Class

(1) Ownership is direct with sole voting power and sole investment power unless otherwise indicated by footnote.

(2) Totals include shares underlying options exercisable within 60 days of March 7, 1997, as follows: Mr. King, 7,000 shares; Mr. Mark, 37,500 shares; Messrs. Cox, Emmett, Mangold, McCleary, Thalacker and Withrow, 6,000 shares each; Mr. Israel, 8,000 shares; and Mr. Currie, 3,000 shares.

(3) Included in the shares reported for Mr. King are 4,000 shares held by his wife as trustee of her trust.

(4) Messrs. Thalacker and Emmett are first cousins.

(5) Included in the shares reported for Mr. Emmett are 1,000 shares owned jointly with his wife, 12,522 shares owned by his wife, 100 shares owned by his minor son, and 2,372 shares held by Mr. Emmett as trustee.

(6) Included in the shares reported for Mr. Mark are 1,700 shares owned by his wife.

(7) Based on information obtained from Schedule 13G dated February 13, 1997 filed by Summit Capital Management, LLC ("SCM") in which SCM indicated it had sole voting power with respect to 50,400 shares, shared voting power with respect to 185,550 shares and sole dispositive power with respect to 235,950 shares.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

     The following information is furnished with respect to each person nominated for election as a director and each other person whose term of office as a director will continue after the Annual Meeting:

                               DIRECTOR
         NAME            AGE    SINCE             PRINCIPAL OCCUPATION DURING LAST 5 YEARS
         ----            ---   --------           ----------------------------------------
NOMINEES FOR DIRECTOR OF THE SECOND CLASS
  WHOSE TERMS OF OFFICE WILL EXPIRE IN 2000
ROBERT A. EMMETT,        53      1984
  III.................                    Partner, Reed Smith Shaw & McClay, attorneys,
                                          Washington, D.C.
BENJAMIN W.              52      1990
  MCCLEARY............                    Partner, McFarland Dewey & Co., investment bankers, New
                                          York, New York.
ARBIE R. THALACKER....   61      1980     Partner, Shearman & Sterling, attorneys, New York, New
                                          York; Chairman of the Board of the Corporation from
                                          April 1993 to January 1996.

DIRECTORS OF THE FIRST CLASS
  WHOSE TERMS OF OFFICE WILL EXPIRE IN 1999
JOHN F. MANGOLD.......   70      1993     Independent consultant; President and Chief Executive
                                          Officer of the Corporation from September 1992 to
                                          January 1993; Vice President of Utility Steam
                                          Generators, a division of ABB Combustion Engineering
                                          from July 1990 to January 1991; Consultant to ABB
                                          Combustion Engineering from March to June 1990 and June
                                          to September 1991.
WILLIAM C. KING.......   52      1995     Chairman of the Board and Chief Executive Officer of the
                                          Corporation since January 1996; President and Chief
                                          Executive Officer of the Corporation from April 1995 to
                                          January 1996; President and Chief Operating Officer of
                                          Masland Industries from 1992 to 1994; Vice President and
                                          Group Executive of Allied Signal prior to 1992.

                               DIRECTOR
         NAME            AGE    SINCE             PRINCIPAL OCCUPATION DURING LAST 5 YEARS
         ----            ---   --------           ----------------------------------------
DIRECTORS OF THE THIRD CLASS
  WHOSE TERMS OF OFFICE WILL EXPIRE IN 1998
JOHN D. WITHROW.......   64      1993     Retired; Member of the Board of Directors of A.P. Parts
                                          International; Consultant to Eaton Corporation since
                                          1995; President of Lectron Products, Inc. from August
                                          1989 to December 1994; Formerly Executive Vice President
                                          of Chrysler Corporation.
BRUCE W. COX..........   68      1968     President of B. W. Cox Company, manufacturers
                                          representative, N. Canton, Ohio.
THOMAS E. MARK........   44      1996     President and Chief Operating Officer of the Corporation
                                          since January 1996; President and General Manager of ABB
                                          Paint Finishing, Inc. from 1990 to January 1996.

     The information as to securities owned, business interests and other events and transactions of the directors and nominees, insofar as it was not within the knowledge of the Corporation, has been furnished by such persons.

CERTAIN BUSINESS RELATIONSHIPS

     Mr. Arbie R. Thalacker, a director of the Corporation, is a member of the firm of Shearman & Sterling, attorneys, New York, New York. Shearman & Sterling rendered legal services to the Corporation during 1996 and it is anticipated that the firm will render legal services to the Corporation during 1997.

     Mr. Robert A. Emmett, III, a director of the Corporation, is a member of the firm of Reed Smith Shaw & McClay, attorneys, Washington, D.C. Reed Smith Shaw & McClay rendered legal services to the Corporation during 1996 and it is anticipated that the firm will render legal services to the Corporation during 1997.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Corporation has an Audit Committee of non-employee directors, the members of which from August 8, 1996 were John F. Mangold (chairman), Robert A. Emmett, III and Arbie R. Thalacker. Prior to August 8, 1996, the members were John F. Mangold (chairman), John D. Withrow and Arbie R. Thalacker. The Audit Committee held three meetings during the last fiscal year. The Audit Committee, as the representative of the Board of Directors, meets with the independent auditors of the Corporation to review the manner of the auditing of the Corporation's accounts. The committee reviews with the auditors the methods of accounting, the internal accounting controls and procedures and the reports submitted by the auditors. The Audit Committee reviews the audit scope and the estimated audit fee. The Audit Committee also recommends to the Board of Directors the selection of the Corporation's independent public accountants.

     The Board of Directors also has a Compensation Committee of non-employee directors. From August 8, 1996, the members of the Compensation Committee were Benjamin W. McCleary (chairman), Bruce W. Cox and John D. Withrow. Prior to August 8, 1996, the members of the Compensation Committee were Benjamin W. McCleary (chairman), Arbie R. Thalacker and Robert A. Emmett, III. The Compensation Committee held four meetings during the last fiscal year. The committee reviews and recommends to the Board of Directors the salaries and other compensation of all officers of the Corporation. The committee also administers and grants options under the 1993 Stock Option Plan and 1994 Stock-Based Cash Incentive Plan.

     In January 1996, the Board of Directors formed a Finance Committee. Its members are Benjamin W. McCleary (chairman), William C. King, Arbie R. Thalacker and Thomas E. Mark. The Finance Committee held one meeting during the last fiscal year. The primary function of the Finance Committee is to review and approve the Corporation's financing arrangements.

     The Board of Directors does not have a Nominating Committee.

     During the fiscal year ended December 31, 1996, the Board of Directors held 10 regular meetings and no special meetings. Each incumbent director attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings held by all committees of the Board on which he served.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors (the "Committee") consists of three members of the Board, none of whom are present officers or employees of the Corporation, or former officers of the Corporation. The Committee is responsible for reviewing and making recommendations to the Board with respect to compensation paid to all officers of the Corporation (the "Officers"). In addition, the Committee has been charged with the responsibility of administering and granting options under the 1993 Stock Option Plan and the 1994 Stock-Based Cash Incentive Plan.

     Detrex engaged one of the nationally recognized compensation consulting firms (the "Consultant") to review the market competitiveness of the compensation provided to the Corporation's top twelve executives. National data was gathered for comparably-sized organizations in the chemical industry. The Consultant's report to Detrex indicated the base salary level of the Corporation's Officers approximated the market median base salary levels, but that several of the base salaries for executives with operational responsibility were below the median. In addition, the Consultant's report indicated the target compensation from performance based incentive plans was below the median. The Chief Executive Officer recommended to the Committee that the Officers' base compensation be adjusted to reflect their current responsibilities in the case of the executives responsible for managing the Corporation's three largest operations (excluding Harvel) and that all Officers receive a cost of living adjustment of approximately 4%. The Committee reviewed the Chief Executive Officer's assessments of each Officer, concurred with those recommendations and, in turn, recommended them to the Board of Directors for implementation during 1997.

     In 1996 the Committee implemented a Variable Compensation Plan ("VCP"). The VCP would pay a cash bonus to an executive, depending on the financial performance of the Corporation and its divisions. The bonus opportunity would range from 10% to 30% of salary. No bonus would be paid if the financial results were below 90% of the 1996 budget and the maximum would be paid if the financial results were at 110% of the 1996 budget. Corporate Officers' bonuses would be based entirely on the performance of the Corporation. Managers with divisional responsibilities would have 50% of their bonus dependent on the division's performance and 50% on corporate performance. Based on the 1996 financial results, Detrex will pay a total of $155,000 in VCP to 16 executives in two of its divisions. The Consultant's report indicated that the bonus opportunity for certain senior executives should be increased in 1997 in order for the Corporation to be competitive. The Committee recommended to the Board that the VCP be modified to reflect the foregoing and the Board approved the Committee's recommendation.

     The Chief Executive Officer recommended that additional grants be made under the 1993 Stock Option Plan to certain key executives with operating responsibility. The Committee concurred with the Chief Executive Officer's recommendation and awarded grants totalling 16,000 shares at $9.00 per share to 4 executives.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. King currently serves as Chairman and Chief Executive Officer. Under his contract (see p. 9) Mr. King receives a salary of $100,000 per year for spending approximately 25% of his normal working days on Corporation matters, plus performance based compensation and stock options appropriate to his contribution. In light of Mr. King's contribution to the Corporation during 1996, the Committee granted Mr. King options for 2,000 shares of Common Stock at an exercise price of $9.00 per share under the 1993 Stock Option Plan. The options are not exercisable until the first anniversary of the date of grant. The Committee recommended to the Board that his salary remain at its current level and the Board of Directors approved the Committee's recommendation.

                         Benjamin W. McCleary, Chairman
                                  Bruce W. Cox
                                John D. Withrow
                     Members of the Compensation Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION FROM JANUARY 1 TO AUGUST 8, 1996

     Arbie R. Thalacker is a member of the law firm of Shearman & Sterling, New York, New York, which rendered legal services to the Corporation during 1996 as described under "Certain Business Relationships". Robert A. Emmett, III is a member of the law firm of Reed Smith Shaw & McClay, Washington, D.C., which rendered legal services to the Corporation during 1996 as described under "Certain Business Relationships". Messrs. Thalacker and Emmett both served on the Compensation Committee until August 8, 1996.

                             EXECUTIVE COMPENSATION
                             AND OTHER TRANSACTIONS

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the total compensation earned in each of the last three years by the Corporation's Chief Executive Officer and the other most highly compensated executive officers who earned more than $100,000 in total annual salary and bonus.

                                                                       LONG TERM COMPENSATION
                                                                 ----------------------------------
                                                                        AWARDS             PAYOUTS
                                      ANNUAL COMPENSATION        ---------------------    ---------
                                   --------------------------    RESTRICTED               LONG TERM        ALL
  NAME AND PRINCIPAL               SALARY     BONUS    OTHER       STOCK       OPTIONS    INCENTIVE       OTHER
       POSITION         YEAR         ($)       ($)      ($)         ($)          (#)        PLAN       COMPENSATION
  ------------------    ----       ------     -----    -----     ----------    -------    ---------    ------------
W.C. King.............  1996       114,600                                     10,000(2)
  Chairman and          1995(3)    179,267                                      3,000(4)
  CEO(1)
T.E. Mark.............  1996       215,155             40,000(6)               75,000(7)
  President and
  COO(5)
G.J. Israel...........  1996       142,692
  Vice President-       1995       135,000
  Finance, Treasurer    1994       129,615
  and CFO(8)
R.M. Currie...........  1996       129,808
  General Counsel       1995       125,000
  and Secretary(8)      1994       125,000

-------------------------
(1) In January 1996, Mr. King was named Chairman and Chief Executive Officer.

(2) On January 25, 1996, Mr. King was awarded 8,000 non-qualified stock options at a price of $5.00 per share. 2,000 of the options were exercisable immediately, an additional 2,000 became exercisable on January 25, 1997, and an additional 2,000 each become exercisable on January 25, 1998 and January 25, 1999. The options expire on January 25, 2006. On December 12, 1996, Mr. King was awarded an additional 2,000 stock options at a price of $9.00 per share. These options become exercisable on December 12, 1997 and expire on December 12, 2006.

(3) In April 1995, Mr. King was hired as President and Chief Executive Officer.

(4) On May 22, 1995 in connection with his election as a director, Mr. King received options to purchase 3,000 shares of Common Stock at the then market price of $8.00 per share. The options became exercisable on May 22, 1996.

(5) Effective January 22, 1996, Mr. Mark became President and Chief Operating Officer.

(6) This amount was paid to Mr. Mark as a signing bonus pursuant to his employment agreement.

(7) On January 22, 1996, Mr. Mark was awarded 75,000 non-qualified stock options at a price of $5.75 per share. 18,750 of the options were exercisable immediately, an additional 18,750 became exercisable on January 22, 1997, and an additional 18,750 each become exercisable on January 22, 1998 and January 22, 1999. The options expire on January 22, 2006.

(8) On December 20, 1993, Messrs. Israel and Currie were each awarded 4,000 Share Units under the Corporation's 1994 Stock-Based Cash Incentive Plan. The fair market value of the Common Stock of the Corporation at December 31, 1996 did not exceed the initial value of the Share Units.

     The Corporation has a defined benefit plan (the "Retirement Plan") which is qualified under the Internal Revenue Code. The participants are all salaried and all non-union employees of the Corporation. Benefits are, in general, based upon annual salary and length of service. The amount of the Corporation's annual contribution to the Retirement Plan is determined for the total of all participants covered by the plan, and the amount of payment in respect of a specified person is not and cannot readily be separated or individually calculated by the regular actuaries for the plan. Of the current annual compensation reported in the Summary Compensation Table above for all participants, approximately 89% is covered by the Retirement Plan. The table below illustrates the amount of annual pension benefits payable to a person in specified average annual compensation and years of service classifications, assuming retirement in 1997. The Retirement Plan is integrated with Social Security benefits and the amounts payable upon retirement shown in the table are net of Social Security benefits offsets.

           BENEFIT EXAMPLES -- ANNUAL BENEFIT AT AGE 65 IN 1997(1)(2)

                                                                        YEARS OF SERVICE
                      AVERAGE ANNUAL                        -----------------------------------------
                       COMPENSATION                         10 YEARS   20 YEARS   30 YEARS   40 YEARS
                      --------------                        --------   --------   --------   --------
   $75,000................................................    8,862     17,724     26,586     37,040
   $100,000...............................................   12,612     25,224     37,836     52,040
   $125,000...............................................   16,362     32,724     49,086     67,040
   $160,000...............................................   21,612     43,224     64,836     88,040
   $220,000(3)............................................   21,612     43,224     64,836     88,040

-------------------------
(1) Based on the Social Security law in effect on January 1, 1997 and the Retirement Plan formula in effect on January 1, 1997.

(2) Internal Revenue Code Section 415 limit is $120,000.

(3) Compensation in excess of $160,000 is not recognized.

     The years of credited service and average annual compensation covered by the Retirement Plan for the current employees named in the Summary Compensation Table were respectively as follows: W.C. King 2 years and $132,300; G.J. Israel 4 years and $132,692; R.M. Currie 4 years and $121,875; and T.E. Mark 1 year and $150,000.

EMPLOYMENT AND OTHER AGREEMENTS

     On October 1, 1995, the Corporation and William C. King entered into an employment agreement which replaced a temporary agreement executed in April of 1995. Under the October agreement, Mr. King was to serve as President and Chief Executive Officer with the understanding that, upon the hiring of a chief operating officer, he would continue as Chief Executive Officer. The agreement has a five year term and provides for a salary of $100,000 per year plus $200 per hour to a maximum of $1,350 per day for days in excess of five days of service per month. The agreement also provides that Mr. King will participate in the Corporation's medical and life insurance plans (and be entitled, in certain circumstances, to retiree medical coverage) and be eligible for option grants and annual bonuses. Under the terms of the employment agreement, Mr. King will also be entitled to a supplemental pension upon his termination of employment with the Corporation based upon the formula in the Retirement Plan, but increased for additional credited service in accordance with the terms of the agreement. The agreement includes severance terms providing two years' salary and two years' medical benefits if Mr. King is terminated before expiration of the agreement's term for a reason other than Cause or Disability or if he resigns for Good Reason (as such terms are defined in the agreement).

     On January 22, 1996, the Corporation and Thomas E. Mark entered into an employment agreement naming Mr. Mark President and Chief Operating Officer. The agreement has a three year term but extends on each anniversary date for an additional year unless either party declines the extension. It provides for an initial base salary of $238,000 per year and a signing bonus of $40,000. The agreement provides that Mr. Mark will participate in the Corporation's medical and life insurance plans and be eligible for option grants and annual bonuses. The agreement also provides for a supplemental pension upon his termination of employment, subject to certain vesting and other conditions set forth in the agreement. The full amount of the pension will equal 50% of his final salary and will be earned if Mr. Mark completes five (5) years of employment with the Corporation. The agreement includes severance terms providing six months' salary and six months' medical benefits if Mr. Mark is terminated before the expiration of the agreement's term for a reason other than Cause or Disability or if he resigns for Good Reason (as such terms are defined in the agreement). Under the agreement, he is also entitled to receive his salary and medical benefits for an additional period, up to 18 months, during which he is seeking new employment.

     On February 22, 1993, the Corporation and Gerald J. Israel entered into an employment agreement naming Mr. Israel Chief Financial Officer and Vice President-Finance, effective February 23, 1993. Mr. Israel was named Treasurer in 1994. The agreement provides for an initial base salary of $125,000 and the opportunity to earn an annual bonus. It provides medical benefits, life insurance and full vesting in the Retirement Plan after five full years of employment. The agreement further provides for a severance payment of three months' salary if the Corporation terminates Mr. Israel's employment in the first year of service, to be increased by one month per each year of service thereafter to a maximum of twelve months' salary.

     On June 23, 1993, the Corporation and Robert M. Currie entered into an employment agreement naming Mr. Currie General Counsel of the Corporation, effective as of July 16, 1993. Mr. Currie was named Secretary of the Corporation in 1994. The agreement has a three year term and will automatically be extended for additional one year periods unless earlier terminated. It provides for an initial base salary of $125,000 and the opportunity to earn an annual bonus. It provides medical benefits, life insurance and full vesting in the Retirement Plan after five full years of employment. The agreement further provides for a severance payment of 18 months' salary in the event the Corporation terminates Mr. Currie's employment for a reason other than Cause (as defined in the agreement).

     Each of the named executive officers has received various option grants under the Corporation's 1993 Stock Option Plan. The Corporation also maintains the 1993 Stock Option Plan For Outside Directors. Both plans provide for the immediate vesting and acceleration of options upon a Change in Control (as defined in the plans) of the Corporation.

                      1994 STOCK-BASED CASH INCENTIVE PLAN

     On December 15, 1993, the Board of Directors adopted the 1994 Stock-Based Cash Incentive Plan of Detrex Corporation (the "Incentive Plan"). The Incentive Plan provides for grants of "Share Units", the value of which are determined by reference to the increase in the fair market value of the Common Stock over a "Performance Cycle" beginning January 1, 1994 and ending March 31, 1997. Subject to certain limits set forth in the Incentive Plan, the value of the Share Units will be paid in cash to participants following the end of the Performance Cycle. The initial value of the Share Units under the Incentive Plan is $12.75 per unit for senior executives designated as such in the plan and $11.75 per unit for all other participants.

     The Incentive Plan is administered, and Share Units are granted under the plan, by the Compensation Committee. The Chief Executive Officer and Chief Operating Officer do not participate in the Incentive Plan. As of March 7, 1997, 42 employees of the Corporation held 26,700 Share Units.

     A participant who ceases to be employed by the Corporation prior to the end of the Performance Cycle will forfeit all Share Units granted to such participant; provided, however, that if termination is due to death or disability of the participant, then the participant will receive an award based upon the "Appreciation Value" of the Share Units calculated using the value of the Common Stock as of the date of termination of employment unless, in the event of disability, the Compensation Committee decides to permit the participant to hold the Share Units for a longer period as provided in the Incentive Plan. In the event of a Change in Control (as defined in the Incentive
Plan) of the Corporation prior to the end of the Performance Cycle, each participant who is in the employ of the Corporation on or immediately prior to the date of such Change in Control will receive a payment with respect to his or her Share Units based upon the higher of the value of the Common Stock at the time or the highest price paid per share in connection with the Change in Control. The rights of a participant with respect to Share Units may not be assigned or transferred except by will or by the laws of descent and distribution. Neither the Incentive Plan nor any action taken thereunder may be construed as giving any employee any right to be retained in the employ of the Corporation.

                             DIRECTOR COMPENSATION

     A director of the Corporation who is not an employee of the Corporation or its subsidiaries is paid $675 per month plus $405 and reasonable expenses for each Board of Directors meeting attended, and $135 and reasonable expenses for each committee meeting attended.

     A Stock Option Plan for Outside Directors was approved by the shareholders at the 1993 Annual Meeting. In 1996, options to purchase 1,000 shares (with an exercise price of $7.31) were granted on May 1 to John F. Mangold, Robert A. Emmett, III, Benjamin W. McCleary, Arbie R. Thalacker, Bruce W. Cox, and John D. Withrow. The options are exercisable as of May 1, 1997. The options will terminate at the earliest of the tenth anniversary of the date of grant, the first anniversary of the director's resignation, removal or termination as a member of the Board, or the date of the director's removal from the Board for Cause (as defined in the plan).

                               PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the Common Stock for the last five fiscal years with the cumulative total return on the NASDAQ Index and the Chemicals-Specialty Index over the same period (assuming an investment of $100 in the Common Stock, NASDAQ Index and the Chemicals-Specialty Index on December 31, 1991, and reinvestment of all dividends). The common stock of each of the following companies is included in the Chemicals-Specialty Index: Air Products, Betzdearborn, Cabot Corporation, Ethyl Corporation, Grace (WR) and Company, Great Lakes Chemical, Lubrizol Corporation, Morton International, Nalco Chemical, Praxair, Inc. and Sigma Aldrich Corporation.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         AMONG DETREX CORPORATION, THE NASDAQ STOCK MARKET -- US INDEX
                                AND A PEER GROUP

         MEASUREMENT PERIOD                                      CHEMICALS-         NASDAQ
        (FISCAL YEAR COVERED)                 DETREX CORP.       SPECIALTY          INDEX
1991                                                100               100               100
1992                                                107               110               116
1993                                                155               113               134
1994                                                137               107               131
1995                                                 70               139               185
1996                                                 93               162               227

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows information about option grants in the last fiscal year for each of the executive officers included in the Summary Compensation Table. In 1996, no other executive officer of the Corporation received stock options. The Corporation did not grant any stock appreciation rights.

                                              PERCENT OF
                                                 TOTAL
                              NUMBER OF         OPTIONS
                              SECURITIES      GRANTED TO
                              UNDERLYING       EMPLOYEES       EXERCISE OR                             GRANT DATE
                               OPTIONS         IN FISCAL       BASE PRICE          EXPIRATION            PRESENT
           NAME               GRANTED(#)         YEAR            ($/SH)               DATE             VALUE($)(1)
           ----               ----------      ----------       -----------         ----------          -----------
T.E. Mark.................      75,000            74%             5.75          January 22, 2006        $256,100
W.C. King.................       8,000             8%             5.00          January 25, 2006        $ 25,480
W.C. King.................       2,000             2%             9.00          December 12, 2006       $  7,576

-------------------------
(1) Based on the Black-Scholes option valuation model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The assumptions underlying the Black-Scholes model include (i) an expected volatility of .36 based upon the prior ten years of month-end closing stock prices of the Common Stock, (ii) a risk-free rate of return of 5.90%, which approximates the 10-year Treasury Bond rate, and
    (iii) a ten year period from time of grant until exercise.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

     The following table shows aggregate option exercises in the last fiscal year and fiscal year-end option values for the executive officers included in the Summary Compensation Table who were executive officers during the last completed fiscal year. In 1996, no other executive officer of the Corporation who was such at the end of the year earned more than $100,000 in total 1996 annual salary and bonus and also received stock options.

                                                                            NUMBER OF
                                                                           SECURITIES           VALUE OF
                                                                           UNDERLYING         UNEXERCISED
                                                                           UNEXERCISED        IN-THE-MONEY
                                             SHARES                        OPTIONS AT          OPTIONS AT
                                           ACQUIRED ON       VALUE         YEAR-END(#)        YEAR-END(#)
                                            EXERCISE        REALIZED      EXERCISABLE/        EXERCISABLE/
                 NAME                          (#)            ($)         UNEXERCISABLE      UNEXERCISABLE
                 ----                      -----------      --------      -------------      -------------
W.C. King..............................         0              0            5,000/8,000      $ 4,000/12,000
T.E. Mark..............................         0              0          18,750/56,250      $23,437/70,313
R. M. Currie...........................         0              0            3,000/2,000                 0/0
G. J. Israel...........................         0              0            6,000/4,000                 0/0

                         RELATIONSHIP WITH INDEPENDENT
                               PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP, certified public accountants, have audited the accounts of the Corporation for over 37 years and have been selected by the Corporation to continue in that capacity during 1997. This selection was approved by the Audit Committee and by the Board of Directors.

     Deloitte & Touche LLP plan to have a representative attend the Annual Meeting who will be available to respond to appropriate questions and who will have the opportunity to make a statement if the representative desires to do so.

                            SOLICITATION OF PROXIES

     The expenses in connection with the solicitation of the enclosed form of proxy, including clerical work, printing and postage, will be borne by the Corporation. In addition to the use of the mails, directors, officers, or employees of the Corporation or its subsidiaries may make solicitation in person or by telephone without special compensation. The Corporation has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies at an estimated cost of $1,500 plus reimbursement of reasonable expenses. The Corporation will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.

                           PROPOSALS OF SHAREHOLDERS

     Proposals of shareholders intended to be presented at the 1998 Annual Meeting must be received by the Secretary, Detrex Corporation, P.O. Box 5111, Southfield, Michigan 48086-5111 no later than November 24, 1997.

                           AS TO OTHER MATTERS WHICH
                          MAY COME BEFORE THE MEETING

     The Board of Directors does not intend to bring any other matters before the meeting and has not been informed of such an intention by any other person. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote said proxies in accordance with their judgment on such matters.

     It is important that the proxies be returned promptly. Therefore, shareholders are requested to execute and return the enclosed proxy to which no postage need be affixed if mailed in the United States.

                                          By Order of the Board of Directors

                                          ROBERT M. CURRIE
                                          Secretary

Dated: March 18, 1997

[X]    PLEASE MARK VOTES
       AS IN THIS EXAMPLE

UNLESS OTHERWISE SPECIFIED HEREON, THE SHARES REPRESENTED                                                    With-   For All
BY THIS PROXY SHALL BE VOTED FOR ITEM 1.  THIS PROXY WILL            1.  Election of Directors       For     hold    Except
BE VOTED IN THE DISCRETION OF THE PROXIES NAMED ON THE
REVERSE SIDE WITH RESPECT TO ANY OTHER MATTERS WHICH MAY                                             [  ]    [  ]     [  ]
PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS
OR ADJOURNMENTS THEREOF.
                                                                             Directors of The Second Class
                             RECORD DATE SHARES:
                                                                                     Robert A. Emmett, III
                                                                                     Benjamin W. McCleary
                                                                                     Arbie R. Thalacker

                                                                     To withhold authority for an individual nominee, check the box entitled "For All Except" and write that nominee's name in the space below.


                                                                     _____________________________________________________________
                                                                     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                                                                     VOTE FOR ITEM 1.

                                                                     Mark box at right if comments or address change have been
                                                                     noted on the reverse side of this card.                [   ]

Please be sure to sign and date this Proxy.                          PLEASE VOTE, SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED
                                                                     ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED
                                                                     STATES.
                                            Date
                                            ____________________     Note:  Please sign exactly as name appears hereon.  If the stock is held in the name of two or more persons, each should
________________________________________________________________     sign.  Executors, administrators, trustees, guardians,
Shareholder sign here                         Co-owner sign here     attorneys, and corporate officers should add their titles.
                                                                     If a corporation, sign in full corporate name by president or other authorized officer.  If a partnership, sign in
                                                                     partnership name by authorized person.


                                REVOCABLE PROXY

                               DETREX CORPORATION

       24901 NORTHWESTERN HIGHWAY, SUITE 500, SOUTHFIELD, MICHIGAN 48075

                         ANNUAL MEETING APRIL 24, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The shareholder(s) signing the reverse side of this card (the "Shareholder") hereby appoints BRUCE W. COX, JOHN F. MANGOLD and JOHN D. WITHROW, and each of them, with power of substitution to each, proxies of the Shareholder, to vote at the Annual Meeting of Shareholders of Detrex Corporation (the "Corporation") to be held on the 24th day of April, 1997 and at any and all postponements or adjournments of said meeting, all of the shares of stock of the Corporation which the Shareholder may be entitled to vote, with all the powers the Shareholder would possess, if then and there personally present.

     The Shareholder hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

     This proxy may be revoked at any time prior to said meeting and the Shareholder reserves the right to attend such meeting and vote said stock in person.

     The Shareholder hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated March 18, 1997, the Proxy Statement furnished herewith and the Annual Report of the Corporation for 1996.

     Comments/Address Changes:_________________________________________________


_______________________________________________________________________________


_______________________________________________________________________________


_______________________________________________________________________________


_______________________________________________________________________________